Exhibit 99.1

For Immediate Release

Media Relations Contact Greg Rossiter 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498 Pre-recorded conference call 800-778-6902 (U.S. and Canada) 585-219-6420 (All other countries)

Walmart reports fourth quarter EPS

from continuing operations of $1.41;

Underlying EPS from continuing operations of $1.34

exceeds consensus and company guidance

•

Walmart reported fourth quarter diluted earnings per share from continuing operations (reported EPS) of $1.41. This compares to $1.26[1] per share from continuing operations last year. Fourth quarter underlying diluted EPS from continuing operations was $1.34[2].

•	Reported EPS from continuing operations for the fourth quarter included tax benefits of $243 million, or approximately $0.07 cents per share.

•	Consolidated operating income for the fourth quarter was $8.0 billion, up 7.3 percent from last year.

•	Net sales for the fourth quarter were $115.6 billion, an increase of 2.5 percent from last year.

•	Walmart U.S. comparable store sales declined 1.8 percent in the 13-week period ended Jan. 28, 2011. Sam’s Club comparable sales, without fuel, increased 2.7 percent for the same period.

•	Full year reported EPS from continuing operations was $4.18, compared with last year’s EPS of $3.73[1]. Full year underlying diluted EPS from continuing operations was $4.07[2].

•	Consolidated operating income for the full year was up 6.4 percent to $25.5 billion.

•	Net sales for the full year were $419 billion, an increase of 3.4 percent.

•	The company leveraged operating expenses for the quarter and the full year.

•	Return on investment (ROI) for the fiscal year ended Jan. 31, 2011 remained strong and stable at 19.2² percent.

•	Walmart ended the year with strong free cash flow of $10.9[2] billion.

•	For the year, the company returned a record $19.2 billion to shareholders through dividends and share repurchases.

[1]

Effective with the second quarter of fiscal year 2011, Walmart changed its methodology for valuing inventory. The retrospective application of this accounting change resulted in adjustments to reported amounts for last fiscal year. The company provided adjusted financial statements reflecting the changes for each quarter of fiscal year 2010 and the first quarter of fiscal year 2011 on its website. All references made throughout the text of this release to comparative fiscal 2010 financial results have been adjusted to reflect the retrospective application of this accounting change. Also see notes on page 6.

[2]	See additional information at the end of this release regarding non-GAAP financial measures.

BENTONVILLE, Ark., Feb. 22, 2011 — Wal-Mart Stores, Inc. (NYSE: WMT) today reported financial results for the quarter and the year ended Jan. 31, 2011. Net sales for the fourth quarter of fiscal year 2011 were $115.6 billion, an increase of 2.5 percent from $112.8 billion in the fourth quarter last year.

Net sales included a currency exchange rate benefit of $664 million. Income from continuing operations attributable to Walmart for the quarter was $5.0 billion, up from $4.8 billion in the fourth quarter last year.

Diluted earnings per share from continuing operations attributable to Walmart (“reported EPS”) for the fourth quarter of fiscal year 2011 were $1.41. The underlying diluted earnings per share from continuing operations attributable to Walmart (“underlying EPS”) were $1.343, exceeding consensus estimates and company guidance. Underlying EPS for the fourth quarter represents reported EPS that is adjusted to exclude the effects of certain tax benefits of $243 million, or approximately $0.07 per share. The tax benefits are due primarily to the repatriation of certain non-U.S. earnings that increased U.S. foreign tax credits.

By comparison, underlying EPS for the fourth quarter of fiscal 2010 was $1.213. The amount reflects an adjustment to reported EPS to exclude several restructuring charges totaling $260 million ($162 million net of tax), or approximately $0.04 per share, and a net tax benefit of $372 million or approximately $0.09 per share.

For the fourth quarter, the company recognized in discontinued operations, an approximate $1.0 billion tax benefit in connection with the disposition of its German operations in fiscal 2007. This matter was resolved with the U.S. Internal Revenue Service during the fourth quarter of this fiscal year. Diluted earnings per share attributable to Walmart, inclusive of continuing operations and discontinued operations of $0.29 per share from the recognized tax benefit, were $1.70 for the fourth quarter.

Fiscal 2011 results

Net sales for the fiscal year were $419 billion, an increase of 3.4 percent over fiscal 2010. Net sales included a currency exchange rate benefit of $4.5 billion. Income from continuing operations attributable to Walmart were $15.4 billion, a 6.3 percent increase from $14.4 billion last year.

For fiscal year 2011, reported EPS and underlying EPS were $4.18 and $4.073, respectively, versus $3.73 per share and $3.673 per share, respectively, in the prior year. Fiscal 2011 reported EPS reflects certain tax benefits recorded in the third and fourth quarters that aggregate to approximately $0.11 per share. Diluted earnings per share attributable to Walmart for fiscal 2011, inclusive of continuing operations and discontinued operations from the recognized tax benefit, were $4.47.

Pleased with earnings performance

“We are pleased with Walmart’s strong earnings performance for both the fourth quarter and the full year across our three operating segments. At the same time, we are disappointed by Walmart U.S. fourth quarter sales,” said Mike Duke, Wal-Mart Stores, Inc. president and chief executive officer.

Duke pointed out that under the leadership of President and CEO Bill Simon, Walmart U.S. is implementing a four-point plan designed to deliver better results. He acknowledged that it will take some time to see positive comparable store sales.

“Some of the pricing and merchandising issues in Walmart ran deeper than we initially expected, and they require a response that will take time to see results,” Duke explained. “There is no greater priority for Bill or me than getting sales back into positive territory.”

[3]	See additional information at the end of this release regarding non-GAAP financial measures.

The Walmart U.S. four-point plan is designed to improve performance in existing stores. The points are:

1.	EDLP price leadership. Walmart will deliver consistent every day low price on a basket of goods.
2.	Broadest assortment possible. Walmart is always working with suppliers to deliver the broadest and most relevant assortment possible at the lowest price in the market. This includes continued focus on adding merchandise back on the shelves, as well as in action alley in the stores.
3.	Improve remodel program. Improve store remodel efficiency and returns to right size square footage for various merchandise departments and categories.
4.	Multi-channel initiatives. Increase access for customers through multi-channel shopping options so they can shop on their own terms.

“We are confident that through these initiatives, as well as the commitment of our 1.4 million associates, we can improve sales throughout the rest of the year,” Simon said. “And, we will make meaningful progress on new store growth, as we add supercenters and expand our store format portfolio.”

Duke also recognized the strong full year operating results of Walmart International and Sam’s Club.

“Walmart International continues to be our growth engine, and we expect accelerated growth in emerging markets. International net sales exceeded $109 billion this year, an increase of more than 12 percent over the prior year. Every country contributed a sales increase in fiscal 2011, compared to the prior year,” Duke said. “Sam’s Club reached almost $50 billion in annual net sales. And, during the year, Sam’s Club comp sales, excluding fuel, improved sequentially every quarter, with the fourth quarter being the strongest.”

The company leveraged operating expenses for the fourth quarter and the full year, as well as maintained a strong financial position. Walmart ended the year with strong free cash flow of $10.9 billion, compared to $14.1 billion the previous year. ROI for the full year ended Jan. 31, 2011 was 19.2 percent, compared to 19.3 percent for the prior year.

“Walmart’s commitment to growth, leverage and returns continues to improve value for our shareholders,” added Duke. “Between dividends and share repurchases, Walmart returned a record $19.2 billion to our shareholders during the fiscal year.”

Walmart repurchased $3.8 billion in shares during the fourth quarter, raising this year’s total to $14.8 billion. The company has approximately $4.8 billion remaining under the current share repurchase authorization.

Guidance

“Based on our views of the global economy and our three operating segments, we expect first quarter diluted earnings per share from continuing operations attributable to Walmart to be between $0.91 and $0.96, versus last year’s EPS of $0.87,” said Charles Holley, executive vice president and chief financial officer. “Further, we are guiding earnings per share from continuing operations attributable to Walmart for fiscal 2012 to a range of $4.35 to $4.50. These estimates assume that currency exchange rates remain at current levels.”

Underlying EPS was $4.074 for fiscal year 2011, excluding approximately $0.11 per share of aggregate tax benefits recorded in the third and fourth quarters.

The company also updated the range for capital expenditures for fiscal 2012. Walmart projected on Oct. 13, 2010 that total company capital spending would range from $13.5 billion to $14.5 billion.

[4]	See additional information at the end of this release regarding non-GAAP financial measures.

“We closed fiscal 2011 having spent $12.7 billion, below the low-end of our forecast of $13.0 to $14.0 billion,” Holley said. “We now expect capital expenditures for this new fiscal year to be between $12.5 and $13.5 billion. This lowers our guidance by $1.0 billion from our October forecast, and represents improved efficiency particularly in the Walmart U.S. segment, and thoughtful capital allocation to ensure our growth around the world.

“Walmart is continuing the processes to finalize the acquisitions of Massmart Holdings Limited in South Africa and the Netto stores in the U.K.,” Holley explained. “Capital for these or future acquisitions are not included in this capital guidance.

“We closed the year with 985 million square feet of selling space. We continue to expect organic square footage growth between three and four percent in fiscal 2012,” Holley said. “We also continue to expect net sales for fiscal 2012 to grow between four and six percent.”

Operating Segment Details

Data in the condensed consolidated financial statements included in this news release are based on the fiscal years and quarters ended Jan. 31, 2011 and 2010. As part of an operational realignment at the start of fiscal 2011, the Walmart units and Sam’s Clubs in Puerto Rico moved from the Walmart International segment to the respective Walmart U.S. and Sam’s Club segments. Walmart International consists of the company’s operations outside the United States and Puerto Rico.

Net sales results

Net sales were as follows (dollars in billions):

	Three Months Ended January 31,			Fiscal Years Ended January 31,
	2011	2010	Percent Change	2011	2010	Percent Change
Net Sales:
Walmart U.S.	$71.105	$71.437	-0.5%	$260.261	$259.919	0.1%
Walmart International	31.382	28.823	8.9%	109.232	97.407	12.1%
Sam’s Club	13.113	12.566	4.4%	49.459	47.806	3.5%

Total company	$115.600	$112.826	2.5%	$418.952	$405.132	3.4%

Walmart International net sales included a $664 million and a $4.5 billion currency exchange rate benefit for the quarter and fiscal year ended Jan. 31, 2011, respectively. On a constant currency basis, Walmart International net sales were up 6.6 percent and 7.6 percent for the fourth quarter and fiscal year, respectively. The highest increases in net sales came from Brazil, Mexico, and China.

Net sales for Sam’s Club, excluding fuel, increased to $11.9 billion, an increase of 2.5 percent from last year’s fourth quarter results. On the full year, net sales, excluding fuel, grew by 1.4 percent.

Consolidated net sales on a constant currency basis increased by 1.9 percent for the quarter and 2.3 percent for the year.

Segment operating income

Segment operating income was as follows (dollars in billions):

	Three Months Ended January 31,			Fiscal Years Ended January 31,
	2011	2010 As Adjusted[5]	Percent Change	2011	2010 As Adjusted[5]	Percent Change
Segment Operating Income:
Walmart U.S.	$6.021	$5.743	4.8%	$19.914	$19.313	3.1%
Walmart International	2.001	1.868	7.1%	5.606	4.901	14.4%
Sam’s Club	0.487	0.310	57.1%	1.711	1.515	12.9%

Walmart U.S. operating income for both the quarter and the full year was up, due to continued expense leverage. Walmart U.S. has now leveraged operating expenses for five consecutive quarters.

Walmart International reported operating income that included a currency exchange rate benefit of $58 million and $231 million for the fourth quarter and the full year, respectively. On a constant currency basis, operating income grew 4.0 percent for the fourth quarter and 9.7 percent for the fiscal year. Walmart International’s operating expenses grew at approximately the same rate as sales in the fourth quarter.

Sam’s Club operating income for the fourth quarter increased 57.1 percent, primarily due to a $174 million restructuring charge recorded in the fourth quarter of the prior fiscal year. Excluding fuel, and the impact of last year’s restructuring charge, operating income for the fourth quarter was flat, compared to last year. For the fiscal year, operating income grew 1.3 percent versus last year, without the impact of last year’s restructuring charge.

Consolidated operating income for the fourth quarter, which includes unallocated corporate overhead, was $8.0 billion, up 7.3 percent. On a constant currency basis, consolidated operating income grew 6.5 percent to $7.9 billion. For the year, consolidated operating income was $25.5 billion, which is up 6.4 percent from last year. On a constant currency basis, consolidated operating income grew 5.5 percent to $25.3 billion.

U.S. comparable store sales

The company reports U.S. comparable store sales based on its 13-week and 52-week retail calendar periods ended Jan. 28, 2011 and Jan. 29, 2010, as follows:

	Without Fuel		With Fuel		Fuel Impact
	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirteen Weeks Ended
	01/28/11	01/29/10	01/28/11	01/29/10	01/28/11	01/29/10
Walmart U.S.	-1.8%	-2.0%	-1.8%	-2.0%	0.0%	0.0%
Sam’s Club	2.7%	0.7%	4.5%	3.7%	1.8%	3.0%

Total U.S.	-1.1%	-1.6%	-0.8%	-1.2%	0.3%	0.4%

	Without Fuel		With Fuel		Fuel Impact
	Fifty-Two Weeks Ended		Fifty-Two Weeks Ended		Fifty-Two Weeks Ended
	01/28/11	01/29/10	01/28/11	01/29/10	01/28/11	01/29/10
Walmart U.S.	-1.6%	-0.2%	-1.6%	-0.2%	0.0%	0.0%
Sam’s Club	1.7%	1.4%	3.7%	-0.8%	2.0%	-2.2%

Total U.S.	-1.1%	0.0%	-0.7%	-0.3%	0.4%	-0.3%

[5]	See notes on page 6.

During the 13-week period ended Jan. 28, 2011, the majority of the Walmart U.S. comparable store decline was attributed to traffic, while average ticket was up slightly versus the prior year. For the 52-week period, traffic was down and ticket increased slightly in Walmart U.S. versus the prior year. Food and health and wellness categories had positive comps for the fourth quarter.

For the 4-5-4 period running from Jan. 29 through Apr. 29, 2011, Walmart U.S. expects comparable store sales to range from minus two percent to flat. The Walmart U.S. 13-week comp for the first quarter of fiscal 2011 declined 1.4 percent.

For Sam’s Club, comparable ticket, excluding fuel, increased for both Business and Advantage members for the 13-week period. Comparable traffic, excluding fuel, for the 13-week period, increased for Advantage members and declined for Business members.

Sam’s Club expects comp sales, without fuel, for the current 13-week period from Jan. 29 through Apr. 29, 2011, to increase between one and three percent. Last year, Sam’s Club comp, without fuel, for the first quarter comparable 13-week period rose 0.7 percent.

Both Walmart U.S. and Sam’s Club will report comparable sales for the 13-week period on May 17, 2011, when the company reports first quarter results.

Notes

Constant Currency Results

Constant currency results are calculated by translating current year results using prior year exchange rates.

Segment Reclassifications

Effective Feb. 1, 2010, the company made certain changes to its internal management reporting that impacted only our segment reporting. Prior year amounts have been reclassified to conform to the current year’s presentation. These changes include allocating to the segments certain information systems expenses previously included in unallocated corporate overhead and, in connection with an operational alignment, moving the Puerto Rico operations from the Walmart International segment to both the respective Walmart U.S. and Sam’s Club segments. The Walmart U.S. segment now includes the company’s mass merchant concept in the United States and Puerto Rico operating primarily under the “Walmart” or “Wal-Mart” brand, as well as walmart.com. Walmart International now consists of the company’s operations outside the United States and Puerto Rico. The Sam’s Club segment now includes the warehouse membership clubs in the United States and Puerto Rico, as well as samsclub.com.

Accounting Change

Effective May 1, 2010, the company implemented a new financial system for its operations in the United States, Canada and Puerto Rico. Concurrent with this implementation and the increased system capabilities, the company changed the level at which it applies the retail method of accounting for inventory in these operations from 13 divisions to 49 departments. The company believes the change is preferable, because applying the retail method of accounting for inventory at the departmental level better segregates merchandise with similar cost-to-retail ratios and turnover, as well as providing a more accurate cost of goods sold and ending inventory value at the lower of cost or market for each reporting period. The retrospective application of this accounting change impacted both segment and consolidated operating income, as well as consolidated net income for all comparable periods presented.

After this earnings release has been furnished to the Securities and Exchange Commission (SEC), a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 800-778-6902, or 585-219-6420 outside the U.S. and Canada. Information included in this release, including reconciliations, and the pre-recorded phone call are available in the investor information area on the company’s website at www.walmartstores.com/investors.

Wal-Mart Stores, Inc. (NYSE: WMT) serves customers and members more than 200 million times per week at 8,970 retail units under 60 different banners in 15 countries. With fiscal year 2011 sales of $419 billion, Walmart employs more than 2 million associates worldwide. A leader in sustainability, corporate philanthropy and employment opportunity, Walmart ranked first among retailers in Fortune Magazine’s 2010 Most Admired Companies survey. Additional information about Walmart can be found by visiting www.walmartstores.com. Online merchandise sales are available at www.walmart.com and www.samsclub.com.

# # #

Forward Looking Statements

This release contains statements as to Walmart management’s forecast of the company’s earnings per share for the fiscal quarter to end Apr. 30, 2011 and for the year to end Jan. 31, 2012 (and statements of assumptions underlying those forecasts), management’s expectations regarding the comparable store sales of the Walmart U.S. segment and comparable club sales, excluding fuel, of the Sam’s Club segment of the company for the 13-week period from Jan. 29, 2011 through Apr. 29, 2011, management’s expectation regarding capital expenditures (excluding acquisitions) in fiscal year 2012 and assumptions underlying that expectation, management’s expectation regarding organic square footage growth in fiscal year 2012, management’s expectation regarding net sales growth in fiscal year 2012, management’s plan regarding delivering better results at the Walmart U.S. segment and the four points of that plan, which were EDLP price leadership where the Walmart U.S. segment will deliver consistent every day low price on a basket of goods, broadest assortment possible, improvement of store remodeling efficiency and returns to right size square footage for various merchandise departments and categories, and customer access through multi-channel shopping options, management’s expectations that it will take some time to see positive comparable store sales at the Walmart U.S. segment, that the Walmart U.S. segment will make meaningful progress on new store growth in fiscal year 2012 as it adds supercenters and expands its store format portfolio, and management’s expectations regarding the Walmart International segment having accelerated growth in emerging markets that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that act. Those statements can be identified by the use of the word or phrase “expect,” “expects,” “guidance,” “guiding,” “plan,” “will deliver,” “will make,” “will provide” and “will take” in the statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including general economic conditions, the cost of goods, competitive pressures, geopolitical events and conditions, levels of unemployment, levels of consumer disposable income, changes in laws and regulations, consumer credit availability, inflation, deflation, consumer spending patterns and debt levels, consumer acceptance of new formats, currency exchange rate fluctuations, trade restrictions, changes in tariff and freight rates, changes in the costs of gasoline, diesel fuel, other energy, transportation, utilities, labor and health care, accident costs, casualty and other insurance costs, interest rate fluctuations, availability of acceptable sites for the development of new units, regulatory and other legal restrictions that may affect development of new units, financial and capital market conditions, developments in litigation to which the company is a party, weather conditions, damage to the company’s facilities from natural disasters, regulatory matters and other risks. The company discusses certain of these factors more fully in certain of its filings with the SEC, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K and quarterly report on Form 10-Q, together with all of the company’s other filings, including its current reports on Form 8-K, made with the SEC through the date of this release. The company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the company undertakes no obligation to update them to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Three Months Ended January 31,			Fiscal Years Ended January 31,
(Amounts in millions except per share data)	2011	2010 As Adjusted[5]	Percent Change	2011	2010 As Adjusted[5]	Percent Change
Revenues:
Net sales	$115,600	$112,826	2.5%	$418,952	$405,132	3.4%
Membership and other income	760	796	-4.5%	2,897	2,953	-1.9%

	116,360	113,622	2.4%	421,849	408,085	3.4%

Costs and expenses:
Cost of sales	87,158	85,078	2.4%	315,287	304,444	3.6%
Operating, selling, general and administrative expenses	21,198	21,086	0.5%	81,020	79,639	1.7%

Operating income	8,004	7,458	7.3%	25,542	24,002	6.4%

Interest:
Debt	496	450	10.2%	1,928	1,787	7.9%
Capital leases	76	72	5.6%	277	278	-0.4%
Interest income	(40)	(53)	-24.5%	(201)	(181)	11.0%

Interest, net	532	469	13.4%	2,004	1,884	6.4%

Income from continuing operations before income taxes	7,472	6,989	6.9%	23,538	22,118	6.4%

Provision for income taxes	2,294	1,999	14.8%	7,579	7,156	5.9%

Income from continuing operations	5,178	4,990	3.8%	15,959	14,962	6.7%
Income (loss) from discontinued operations, net of tax	1,034	(57)	--	1,034	(79)	--

Consolidated net income	6,212	4,933	25.9%	16,993	14,883	14.2%
Less consolidated net income attributable to noncontrolling interest	(156)	(175)	-10.9%	(604)	(513)	17.7%

Consolidated net income attributable to Walmart	$6,056	$4,758	27.3%	$16,389	$14,370	14.1%

Income from continuing operations attributable to Walmart:
Income from continuing operations	$5,178	$4,990	3.8%	$15,959	$14,962	6.7%
Less consolidated net income attributable to noncontrolling interest	(156)	(175)	-10.9%	(604)	(513)	17.7%

Income from continuing operations attributable to Walmart	$5,022	$4,815	4.3%	$15,355	$14,449	6.3%

Basic net income per common share:
Basic income per common share from continuing operations attributable to Walmart	$1.42	$1.27	11.8%	$4.20	$3.74	12.3%
Basic income (loss) per common share from discontinued operations attributable to Walmart	0.29	(0.02)	--	0.28	(0.02)	--

Basic net income per common share attributable to Walmart	$1.71	$1.25	36.8%	$4.48	$3.72	20.4%

Diluted net income per common share:
Diluted income per common share from continuing operations attributable to Walmart	$1.41	$1.26	11.9%	$4.18	$3.73	12.1%
Diluted income (loss) per common share from discontinued operations attributable to Walmart	0.29	(0.01)	--	0.29	(0.02)	--

Diluted net income per common share attributable to Walmart	$1.70	$1.25	36.0%	$4.47	$3.71	20.5%

Weighted-average number of common shares:
Basic	3,549	3,805		3,656	3,866
Diluted	3,563	3,820		3,670	3,877

Dividends declared per common share	—	—		$1.21	$1.09

[5]	See notes on page 6.

Wal-Mart Stores, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

SUBJECT TO RECLASSIFICATION

	January 31,
(Amounts in millions)	2011	2010 As Adjusted[5]
ASSETS
Current assets:
Cash and cash equivalents	$7,395	$7,907
Receivables, net	5,089	4,144
Inventories	36,318	32,713
Prepaid expenses and other	2,960	3,128
Current assets of discontinued operations	131	140

Total current assets	51,893	48,032

Property and equipment:
Property and equipment	148,584	137,848
Less accumulated depreciation	(43,486)	(38,304)

Property and equipment, net	105,098	99,544

Property under capital leases:
Property under capital leases	5,905	5,669
Less accumulated amortization	(3,125)	(2,906)

Property under capital leases, net	2,780	2,763

Goodwill	16,763	16,126
Other assets and deferred charges	4,129	3,942

Total assets	$180,663	$170,407

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$1,031	$523
Accounts payable	33,557	30,451
Accrued liabilities	18,701	18,734
Accrued income taxes	157	1,347
Long-term debt due within one year	4,655	4,050
Obligations under capital leases due within one year	336	346
Current liabilities of discontinued operations	47	92

Total current liabilities	58,484	55,543

Long-term debt	40,692	33,231
Long-term obligations under capital leases	3,150	3,170
Deferred income taxes and other	6,682	5,508
Redeemable noncontrolling interest	408	307

Commitments and contingencies

Equity:
Common stock and capital in excess of par value	3,929	4,181
Retained earnings	63,967	66,357
Accumulated other comprehensive income (loss)	646	(70)

Total Walmart shareholders’ equity	68,542	70,468
Noncontrolling interest	2,705	2,180

Total equity	71,247	72,648

Total liabilities and equity	$180,663	$170,407

[5]	See notes on page 6.

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Fiscal Years Ended January 31,
(Amounts in millions)	2011	2010 As Adjusted[5]
Cash flows from operating activities:
Consolidated net income	$16,993	$14,883
Loss (income) from discontinued operations, net of tax	(1,034)	79

Income from continuing operations	15,959	14,962
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	7,641	7,157
Deferred income taxes	651	(504)
Other	1,087	318
Changes in certain assets and liabilities, net of effects of acquisitions:
Accounts receivable	(733)	(297)
Inventories	(3,086)	2,213
Accounts payable	2,557	1,052
Accrued liabilities	(433)	1,348

Net cash provided by operating activities	23,643	26,249

Cash flows from investing activities:
Payments for property and equipment	(12,699)	(12,184)
Proceeds from disposal of property and equipment	489	1,002
Other investing activities	17	(438)

Net cash used in investing activities	(12,193)	(11,620)

Cash flows from financing activities:
Change in short-term borrowings, net	503	(1,033)
Proceeds from issuance of long-term debt	11,396	5,546
Payment of long-term debt	(4,080)	(6,033)
Dividends paid	(4,437)	(4,217)
Purchase of Company stock	(14,776)	(7,276)
Purchase of redeemable noncontrolling interest	—	(436)
Other financing activities	(634)	(742)

Net cash used in financing activities	(12,028)	(14,191)

Effect of exchange rates on cash and cash equivalents	66	194

Net increase (decrease) in cash and cash equivalents	(512)	632
Cash and cash equivalents at beginning of year	7,907	7,275

Cash and cash equivalents at end of period	$7,395	$7,907

[5]	See notes on page 6.

Wal-Mart Stores, Inc.

Reconciliations of and Other Information regarding Non-GAAP Financial Measures

(Unaudited)

(In millions, except per share data)

The following information provides reconciliations of non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most nearly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (“GAAP”). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Underlying Income from Continuing Operations Attributable to Walmart and Underlying Earnings Per Share from Continuing Operations Attributable to Walmart

As used in the press release referred to above, the company defines its underlying earnings per share from continuing operations attributable to Walmart (underlying EPS) for the periods presented as its reported diluted income per common share from continuing operations attributable to Walmart for those periods calculated in accordance with generally accepted accounting principles after adjusting for items noted in the table below.

Such underlying income from continuing operations attributable to Walmart and underlying earnings per share from continuing operations attributable to Walmart are considered non-GAAP financial measures under the SEC’s rules. The company considers its reported income from continuing operations attributable to Walmart and diluted income per common share from continuing operations attributable to Walmart to be the most nearly comparable financial measures calculated and presented in accordance with GAAP. Underlying income from continuing operations attributable to Walmart and underlying EPS attributable to Walmart provides information supplemental and in addition to, and not as a substitute for, the information relating to the company’s diluted income per common share from continuing operations included in the press release.

These non-GAAP financial measures provide investors with an understanding of our income from continuing operations attributable to Walmart and diluted income per common share from continuing operations attributable to Walmart reflected to exclude the effect of certain tax benefits and restructuring charges listed below and assist investors in making a ready comparison to the company’s underlying income from continuing operations attributable to Walmart and underlying EPS attributable to Walmart for the quarters and fiscal years ended Jan. 31, 2011 and 2010 as so adjusted against those recent, published securities analysts’ estimates of the company’s diluted earnings (i.e., income) per share from continuing operations for those periods that did not include the effect of such tax benefits and restructuring charges and against published average or consensus estimates of the company’s diluted earnings per share from continuing operations for those periods that are based, at least in part, on such analysts’ estimates.

The following table reconciles income from continuing operations attributable to Walmart and diluted income per common share from continuing operations attributable to Walmart for the periods presented, GAAP financial measures, to underlying income from continuing operations attributable to Walmart, and underlying EPS attributable to Walmart, non-GAAP financial measures:

	Three Months Ended January 31,		Fiscal Years Ended January 31,
Amounts in millions except per share data	2011	2010 As Adjusted[5]	2011	2010 As Adjusted[5]
Income from continuing operations attributable to Walmart	$5,022	$4,815	$15,355	$14,449
Charge for business restructurings, net of tax	—	162	—	162
Credit for certain tax-benefits	(243)	(372)	(434)	(372)

Underlying income from continuing operations attributable to Walmart	$4,779	$4,605	$14,921	$14,239

Diluted income per common share from continuing operations attributable to Walmart	$1.41	$1.26	$4.18	$3.73
Charge for business restructurings	—	0.04	—	0.04
Credit for certain tax benefits (1)	(0.07)	(0.09)	(0.11)	(0.10)

Underlying EPS attributable to Walmart	$1.34	$$1.21	$4.07	$3.67

(1)	Per share amounts have been rounded to allow the numbers in the table to sum mathematically.

Free Cash Flow

We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We generated free cash flow of $10.9 billion and $14.1 billion for the fiscal years ended Jan. 31, 2011 and 2010, respectively. Our free cash flow during the current period was principally impacted by our increased investment in inventory, partially offset by an increase in accounts payable.

Free cash flow is considered a non-GAAP financial measure under the SEC’s rules. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company’s financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, income from continuing operations as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Additionally, our definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate free cash flow may differ from the methods other companies use to calculate their free cash flow. We urge you to understand the methods used by another company to calculate its free cash flow before comparing our free cash flow to that of such other company.

The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, a GAAP measure, which we believe to be the GAAP financial measure most directly comparable to free cash flow, for the fiscal years ended Jan. 31, 2011 and 2010, as well as information regarding net cash used in investing activities and net cash used in financing activities in those periods.

[5]	See notes on page 6.

	For the Fiscal Years Ended January 31,
(Amounts in millions)	2011	2010
Net cash provided by operating activities	$23,643	$26,249
Payments for property and equipment	(12,699)	(12,184)

Free cash flow	$10,944	$14,065

Net cash used in investing activities	$(12,193)	$(11,620)

Net cash used in financing activities	$(12,028)	$(14,191)

Calculation of Return on Investment and Return on Assets

Management believes return on investment (“ROI”) is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is employing its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with any possible short-term impacts.

ROI was 19.2 percent and 19.3 percent for the fiscal years ended Jan. 31, 2011 and 2010, respectively.

We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization and rent expense) for the fiscal year or trailing twelve months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets of continuing operations plus accumulated depreciation and amortization less accounts payable and accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing twelve months multiplied by a factor of eight.

ROI is considered a non-GAAP financial measure under the SEC’s rules. We consider return on assets (“ROA”) to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to ROI as we calculate that financial measure. ROI differs from ROA (which is income from continuing operations for the fiscal year or trailing twelve months divided by average total assets of continuing operations for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets from continuing operations for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.

Although ROI is a standard financial metric, numerous methods exist for calculating a company’s ROI. As a result, the method used by Walmart’s management to calculate ROI may differ from the methods other companies use to calculate their ROI. We urge you to understand the methods used by another company to calculate its ROI before comparing our ROI to that of such other company.

The calculation of ROI along with reconciliation to the calculation of ROA, the most comparable GAAP financial measurement, is as follows:

	For the Fiscal Years Ended January 31,
(Dollar amounts in millions)	2011	2010 As Adjusted[5]

CALCULATION OF RETURN ON INVESTMENT
Numerator
Operating income	$25,542	$24,002
+ Interest income	201	181
+ Depreciation and amortization	7,641	7,157
+ Rent	1,972	1,808

= Adjusted operating income	$35,356	$33,148

Denominator
Average total assets of continuing operations(1)	$175,400	$166,584
+ Average accumulated depreciation and amortization(1)	43,911	38,359
- Average accounts payable(1)	32,004	29,650
- Average accrued liabilities(1)	18,718	18,423
+ Rent * 8	15,776	14,464

= Average invested capital	$184,365	$171,334

Return on investment (ROI)	19.2%	19.3%

CALCULATION OF RETURN ON ASSETS
Numerator
Income from continuing operations	$15,959	$14,962

Denominator
Average total assets of continuing operations(1)	$175,400	$166,584

Return on assets (ROA)	9.1%	9.0%

	As of January 31,
	2011	2010 As Adjusted[5]	2009 As Adjusted[5]
Certain Balance Sheet Data

Total assets of continuing operations(2)	$180,532	$170,267	$162,901
Accumulated depreciation and amortization	46,611	41,210	35,508
Accounts payable	33,557	30,451	28,849
Accrued liabilities	18,701	18,734	18,112

(1)	The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

(2)	Based on continuing operations only and therefore excludes the impact of discontinued operations. Total assets as of Jan. 31, 2011, 2010 and 2009 in the table above exclude assets of discontinued operations that are reflected in the Condensed Consolidated Balance Sheets of $131 million, $140 million and $195 million, respectively.

[5]	See notes on page 6.